Exhibit 23 - Consent of Certified Public Accountant




Board of Directors
Highlands Bankshares, Inc.


     We consent to the use of our report, dated January 23, 1996, relating to the consolidated balance sheets of Highlands Bankshares, Inc. as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears on page 22 in the December 31, 1995 Annual Report to Shareholders of Highlands Bankshares, Inc. and page 42 of this 10KSB.

                                        S. B. HOOVER & COMPANY, L.L.P.


Harrisonburg, VA
March 26, 1996